Exhibit 10.2
EQUITY INTEREST
PURCHASE AND SALE AGREEMENT
466 WATER STREET (OAKLAND) INVESTOR, LLC
A DELAWARE LIMITED LIABILITY COMPANY
JACK LONDON SQUARE, SITE D
OAKLAND, CALIFORNIA

Dated as of January 31, 2023

TABLE OF CONTENTS
Page
-i-

TABLE OF CONTENTS
(continued)
Page

-ii-

EQUITY INTEREST PURCHASE AND SALE AGREEMENT
(466 WATER STREET (OAKLAND) INVESTOR, LLC)
THIS EQUITY INTEREST PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of January 31, 2023 (the “Effective Date”), by and between 466 WATER STREET (OAKLAND) HOLDINGS, LLC, a Delaware limited liability company (“Seller”), and PARCEL D 466 WATER STREET (OAKLAND) OWNER, LLC, a Delaware limited liability company (“Purchaser”).
W I T N E S S E T H:
WHEREAS, Seller owns 89.4236% of the limited liability company interests in 466 Water Street (Oakland) Investor, LLC, a Delaware limited liability company (the “Company”), and is the managing member of, the Company, as the foregoing limited liability company interests are further described on Exhibit A attached hereto (collectively, the “Equity Interests”);
WHEREAS, the Company is the sole owner of 466 Water Street (Oakland) Holdings Venture, LLC, a Delaware limited liability company (the “Holdings Venture”), which in turn is the sole member of 466 Water Street (Oakland) Owner, LLC, a Delaware limited liability company (the “Fee Owner”; each of Holdings Venture and Fee Owner being a “Subsidiary”, and collectively, the “Subsidiaries”);
WHEREAS, the Fee Owner is the fee owner of the Property (as defined in Section 1.4 below); and
WHEREAS, on the terms set forth herein, Seller desires to sell the Equity Interests to Purchaser, and Purchaser desires to purchase the Equity Interests from Seller.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:
ARTICLE I

PURCHASE AND SALE
1.1Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey, and Purchaser agrees to purchase, the Equity Interests.
1.2Purchase Price. Seller agrees to sell, and Purchaser agrees to purchase, the Equity Interests for a purchase price equal to TWO MILLION TWO HUNDRED THIRTY-FIVE THOUSAND FIVE HUNDRED EIGHTY-NINE and 64/100 Dollars ($2,235,589.64) (the “Purchase Price”), subject to certain prorations and adjustments expressly provided for herein. The Purchase Price is based on an agreed-upon value of the Property of TWO MILLION FIVE HUNDRED THOUSAND and 00/100 Dollars ($2,500,000.00).
1.3Payment of Purchase Price. The Purchase Price, as increased or decreased by prorations and adjustments expressly provided for herein, shall be payable in full at Closing

(defined below) to Seller in cash by wire transfer of immediately available federal funds to a bank account pursuant to the wire instructions set forth on Exhibit C attached hereto.
1.4Property Defined. The Land, the Improvements, the Personal Property, the Contracts and the Intangibles (as each is defined on Exhibit B, other than and Contracts which are hereinafter defined) are hereinafter referred to collectively as the “Property.” Notwithstanding anything to the contrary contained in this Agreement: (a) Seller reserves the right to (i) retain copies of all digital information and paper copies of all information related to, or associated with, the Property and the Equity Interests; (ii) remove any other digital information located on any computer hardware (without providing copies of the same to Purchaser) if such information relates to other property interests of Seller or its affiliates, or other matters which are unrelated to the Property or the Equity Interests, or otherwise constitutes Non-Disclosure Materials, as defined in Section 3.1 below; and (iii) retain and/or transfer any amounts in bank accounts of Seller, the Company or the Subsidiaries and their respective agents and affiliates, as well as any rents, receivables, refunds or other rights of payment or other consideration, accruing with respect to the Equity Interests prior to Closing and together with any other rights reserved to Seller under this Agreement; (b) Seller makes no representation or warranty (and specifically disclaims all such warranties and representations) as to the transferability of any software licenses or programs loaded on such hardware and Purchaser shall utilize such at its own risk and without any recourse to Seller; and (c) all digital information contained on such hardware (whether or not related to the Property) shall be subject to the confidentiality provisions of Section 9.1 hereof, to the extent applicable.
ARTICLE II

CONVEYANCE OF EQUITY INTERESTS
2.1Conveyance of Equity Interests. At Closing, Seller shall convey and transfer to Purchaser the Equity Interests free and clear of all security interests, liens or other encumbrances of any kind (“Encumbrances”), subject only to the Organizational Documents (as hereinafter defined).
2.2State of Title to the Property . At the Closing, Fee Owner’s title to the Property shall be subject only to the following matters (“Approved Title Conditions”): (a) a lien for real property taxes not then delinquent; (b) [intentionally omitted]; (c) [intentionally omitted]; (d) all other matters of record, including, without limitation, those set forth in Fee Owner’s existing title insurance policy; and (e) matters affecting the condition of title to the Property created by or with the consent of Purchaser.
ARTICLE III

DUE DILIGENCE
3.1Due Diligence Information. To the extent in Seller’s possession or control, Seller has delivered or caused to be delivered to Purchaser, including through a document portal on the Internet to which Purchaser has been granted access (the “Datasite”), copies of any files maintained by Seller, the Company, either of the Subsidiaries or the property manager of the

Property in connection with the leasing, maintenance, repair, operation, and/or management of the Property, including, without limitation, Contracts, certificates for insurance policies, bills, invoices, receipts and other general records relating to the capital expenditures, income and expenses of the Property, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Property, engineering reports, environmental audits and similar materials (excluding the Non-Disclosure Materials described below), accounting records, tax returns and filings and contracts entered into by the Company or either Subsidiary (collectively, the “Due Diligence Information”). For purposes hereof, the term “Non-Disclosure Materials” shall mean (i) Seller’s and/or the Company’s and/or either Subsidiary’s internal memoranda, financial projections, budgets, appraisals, drafts, privileged materials, agreements and instruments related to the Fee Owner’s purchase of the Property, personnel records of the property manager and any similar proprietary or confidential information, as well as (ii) any materials related to the leasing, maintenance and/or management of any property other than the Property or any obligations or liabilities of any person or entity other than the Company and the Subsidiaries; provided, however, that in no event shall the Non-Disclosure Materials include any agreement, instrument or document under which the Company or either Subsidiary will have any obligation, liability or right from and after the Closing or under which a person or entity will have any obligation, liability or right to the Company or either Subsidiary. For purposes of the foregoing clause (i), the reference to “similar proprietary or confidential information” and/or “privileged materials” is not intended to include: information that is generally available to the public other than as a result of a disclosure by Purchaser or any of its representatives in violation of this Agreement or any information that Seller has expressly agreed to furnish to Purchaser under this Agreement. Subject to any express representations or warranties made by Seller in this Agreement or any document delivered pursuant hereto (the “Express Reps”), Seller makes no representations or warranties as to the truth, accuracy or completeness of any of the Due Diligence Information. Subject to the Express Reps, it is the parties’ express understanding and agreement that any Due Diligence Information is provided only for Purchaser’s convenience and Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and the Equity Interests and the Express Reps and not on any Due Diligence Information or other materials, data or information supplied by or on behalf of Seller.
ARTICLE IV

CLOSING
4.1.Time and Place. The consummation of the transaction contemplated hereby (“Closing”) shall be held at the offices of Seller on or before January 31, 2023 no later than 5:00 p.m. Pacific time (the “Closing Date”). At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3, the performance of which obligations shall be concurrent conditions.
4.2.Seller’s Obligations at Closing. At Closing, Seller shall:
4.2.1deliver to Purchaser a duly executed Assignment and Assumption of Equity Interests (the “Assignment Instrument”) in the form attached hereto as Exhibit D;

4.2.2deliver to Purchaser duly executed counterparts of any required State, County, or Municipal transfer declaration forms;
4.2.3deliver to Purchaser a duly executed counterpart of the settlement statement/closing statement approved by Seller and Purchaser, setting forth the Purchase Price and all adjustments thereto made in accordance with the terms and conditions of this Agreement;
4.2.4[Intentionally Omitted;]
4.2.5deliver to Purchaser a certificate in the form attached hereto as Exhibit E certifying that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act;
4.2.6[Intentionally Omitted;]
4.2.7[Intentionally Omitted;] and
4.2.8deliver to Purchaser such other instruments or documents which by the terms of this Agreement are to be delivered by Seller at the Closing.
In addition to the foregoing, concurrently with the Closing (or thereafter in coordination with Purchaser), Seller shall deliver (or cause to be delivered) to Purchaser (which may be by leaving the same in the office of the building located at the Property) (i) the Contracts, and Intangibles, if any, in the possession of Seller or Seller’s agents, together with all property files and records in connection with the continued operation, repair, and maintenance of the Property (exclusive of Non-Disclosure Materials) in the possession of Seller or Seller’s agents and (ii) all security codes and available keys to the Property in Seller’s possession or control.
4.3.Purchaser’s Obligations at Closing. At Closing, Purchaser shall:
4.3.1.pay to Seller the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred funds pursuant to Section 1.3 above;
4.3.2.join Seller in execution of the instruments described in Sections 4.2.1 and 4.2.2 above;
4.3.3.deliver to Seller a duly executed counterpart of the settlement statement/closing statement described in Section 4.2.3 above;
4.3.4.[Intentionally Omitted;]
4.3.5.[Intentionally Omitted;] and
4.3.6.deliver to Seller such other instruments or documents which by the terms of this Agreement are to be delivered by Purchaser at the Closing.

4.4Credits and Prorations. For purposes hereof, the term “Pre-Sale Company” means the Company prior to the sale and assignment by Seller of the Equity Interests, whereby Seller shall be deemed to own 89.4236% of the limited liability company interests in the Company, and the term “Post-Sale Company” means the Company after the sale and assignment by Seller of the Equity Interests, whereby Purchaser shall be deemed to own 89.4236% of the limited liability company interests in the Company. All prorations shall be made and determined as of 12:01 a.m. on the Closing Date. Items of income and expense of the Property shall be prorated on the basis of a 365-day year and the actual number of days in the applicable period. The following items shall be adjusted and apportioned, without duplication, between the Pre-Sale Company and the Post-Sale Company as follows:
4.4.1[Intentionally Omitted.]
4.4.2[Intentionally Omitted.]
4.4.3Charges of water, electricity, sewer, gas and all other utilities, charges and assessments under all Contracts, and all other costs and expenses for which the Fee Owner is liable (except for those matters otherwise expressly prorated pursuant to this Section 4.4), in each case not directly paid by tenants, shall be prorated on a per diem basis for the billing period of the authority, utility or other person or entity levying or charging for the same. If the consumption of any of the foregoing is measured by meters, then the Pre-Sale Company shall use commercially reasonable efforts to arrange to obtain a reading of each such meter prior to Closing and the Pre-Sale Company shall pay all charges thereunder through the date of any meter readings obtained prior to Closing. If any such meter reading for any utility is not available, then adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings no earlier than thirty (30) days prior to the Closing Date; and such adjustment shall be re-prorated when the next utility bills are received. Purchaser shall give Seller a credit at Closing for all deposits maintained by the Fee Owner with utility companies serving the Property or, at Seller’s option, Seller shall be entitled to receive a refund of such deposits from the utility companies, and Purchaser shall post its own deposits.
4.4.4Ad valorem real estate taxes and assessments (collectively, “Real Estate Taxes”) with respect to the Property are to be prorated on a per diem cash basis as of the Closing Date. Purchaser shall be solely responsible for, and shall cause the Fee Owner to timely pay, all other Real Estate Taxes that are due or payable after Closing. If, after the Closing, Purchaser or Seller receives (in the form of a refund, credit, or otherwise, and whether directly or through the Fee Owner) any amounts as a result of a real property tax contest, appeal, or protest (a “Protest”), such amounts will be applied as follows: first, to reimburse Purchaser or Seller, as applicable, for all costs paid or owing by it in connection with the Protest; and second, to Seller to the extent that such Protest covers the period for which the Pre-Sale Company paid Real Estate Taxes and to Purchaser to the extent that such Protest covers the period for which the Post-Sale Company paid Real Estate Taxes. Seller and Purchaser shall reasonably cooperate with one another, at no cost or expense, in connection with the prosecution of any such proceedings and to take all steps, whether before or after the Closing Date, as may be necessary to carry out the intention of this subparagraph, including the delivery to one another, upon demand, of any relevant books and records, including receipted tax bills and cancelled checks used in payment of such taxes, the execution of any and all consent or other documents, and the undertaking of any acts necessary for the collection of refunds by the Post-Sale Company and the Pre-Sale Company, as applicable.
4.4.5[Intentionally Omitted.]
4.4.6Either party shall be entitled to a post-Closing adjustment for any missing or incorrect proration or adjustment not made in accordance with the terms and conditions of this Section 4.4, provided written notice thereof is given to the other party within ninety (90) days of Closing, which period shall be extended for purposes of completing the reconciliations of Collections contemplated under this Section 4.4.
4.4.7[Intentionally Omitted.]
4.4.8Seller shall receive a dollar-for-dollar credit at the Closing for all cash and securities and other instruments held by the Company or either Subsidiary and deposited, held or contained in any account, bank or vault.
4.4.9[Intentionally Omitted.]
4.4.10The provisions of this Section 4.4 shall survive Closing. For the avoidance of doubt, any reference in this Agreement to an expense being paid by the Pre-Sale Company shall mean that such expense shall be paid 89.4236% by Seller, and any item of income or revenue that is for the account of the Pre-Sale Company shall be apportioned 89.4236% to Seller.
4.5Closing Costs. Closing costs shall be allocated as follows:
4.5.1Seller shall pay (i) the fees of any counsel representing it in connection with this transaction, (ii) transfer and similar taxes, if any, levied by the State of California and/or Alameda County in connection with the transactions contemplated hereunder, and (iii) 50% of transfer and similar taxes, if any, levied by the City of Oakland in connection with the transactions contemplated hereunder.
4.5.2Purchaser shall pay (i) the fees of any counsel representing Purchaser in connection with this transaction; (ii) all costs of Purchaser’s due diligence; (iii) any costs charged by the Existing Lender or for the cost of any legal opinions required to be delivered to the Existing Lender in connection with the transactions contemplated by this Agreement; and (iv) 50% of transfer and similar taxes, if any, levied by the City of Oakland in connection with the transactions contemplated hereunder.
4.5.3All other costs and expenses incident to this transaction and the Closing thereof shall be paid as provided in this Agreement, if expressly so provided, and if not so provided, then in accordance with custom for similar transactions involving commercial property similar to the Property in the jurisdiction in which the Property is located (and in the absence of such custom, then by the party incurring same).

4.6Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:
4.6.1Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser (or into the Closing escrow) pursuant to the terms of this Agreement, including, but not limited to, those provided for in Section 4.2.
4.6.2All of the representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date.
4.6.3Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date.
4.6.4Any other condition precedent to Closing in favor of Purchaser expressly set forth in this Agreement shall have been satisfied or waived hereunder.
In the event any of the foregoing conditions are not fulfilled or waived by Purchaser by Closing, Purchaser may terminate this Agreement by giving written notice to Seller before the Closing occurs and neither party hereto shall have any further rights, obligations or liabilities hereunder except the Surviving Obligations. If Closing occurs, all of the foregoing conditions precedent shall be deemed to have been satisfied or waived.
4.7Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:
4.7.1Seller shall have received the Purchase Price as adjusted pursuant to and paid in the manner provided for in this Agreement.
4.7.2Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3.
4.7.3All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the Closing Date.
4.7.4Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date.
4.7.5Any other condition precedent to Closing in favor of Seller expressly set forth in this Agreement shall have been satisfied or waived hereunder.

In the event any of the foregoing conditions are not fulfilled or waived by Seller by Closing, Seller may terminate this Agreement by giving written notice to Purchaser before the Closing occurs and neither party hereto shall have any further rights, obligations or liabilities hereunder except the Surviving Obligations. If Closing occurs, all of the foregoing conditions precedent shall be deemed to have been satisfied or waived.
4.8Post-Closing Cooperation. Seller and Purchaser shall reasonably cooperate with one another, at no cost or expense, after Closing upon the other party’s request in connection with any legal requirement, a Tax audit, Tax Return preparation or litigation threatened or brought against Purchaser or Seller, as applicable, by allowing the other party and its agents or representatives access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller or Purchaser, as applicable), at all reasonable times to examine and make copies of any and all applicable instruments, files and records. The provisions of this Section 4.8 shall survive the Closing.
ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS
5.1Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date:
5.1.1Organization and Authority.
(a)Each of the Seller, the Company and each Subsidiary is (i) duly organized, validly existing and in good standing under the laws of the place of its organization, and (ii) duly qualified to do business in each jurisdiction in which it is required to be so qualified.
(b)Seller has the full right, power and authority to enter into this Agreement, to sell and transfer the Equity Interests as provided in this Agreement and to carry out its obligations hereunder, and all requisite action necessary to authorize Seller to enter into all documents to be delivered by Seller (the “Seller Closing Documents”) to Purchaser at Closing and to carry out its obligations hereunder have been, or by the Closing will have been, taken, subject to the other terms and conditions of this Agreement. The Company and each Subsidiary has all necessary limited liability company power and authority to own, lease or license and operate its assets and properties, and to carry on its business as it is now being conducted.
(c)The execution, delivery and performance by Seller of this Agreement and all other documents executed and delivered by Seller pursuant to this Agreement constitute the legal, valid and binding obligations of Seller in accordance with the terms of each instrument. This Agreement and all other instruments delivered to Purchaser have been duly authorized by all necessary corporate or limited liability company action, as applicable.
(d)The person(s) signing this Agreement and all documents delivered by Seller to Purchaser at Closing on behalf of Seller is duly authorized to do so.

(e)Attached hereto as Exhibit I is a list of all of the documents that will survive the Closing which were executed in connection with the organization and governance of the Company and the Subsidiaries (collectively, the “Organizational Documents”). Purchaser has been furnished true and complete copies of the Organizational Documents, and there are no other organizational documents of the Company or the Subsidiaries (including any oral modifications or modifications by email). The Organizational Documents are in full force and effect.
(f)Except as set forth on Schedule 5.1.1(f) attached hereto, the execution, delivery and performance by Seller of this Agreement will not: (i) violate any law, regulation, agreement, instrument, restriction, order, rule, writ, judgment, injunction or decree of any governmental entity (each, an “Order”) applicable to Seller or the Company or either Subsidiary; (ii) result in a breach of, or default under, the Organizational Documents; or (iii) result in the imposition of any lien on the Equity Interests or any assets of the Company or either Subsidiary.
(g)Except as set forth on Schedule 5.1.1(g), the execution, delivery and performance by Seller of this Agreement will not: (i) violate any Order applicable to the Property; or (ii) conflict with or result in a breach or violation of, or constitute a default under, any Contracts or any other agreement or instrument (including any loan agreements or mortgages) to which Seller or the Company or either Subsidiary is a party or by which any of them or the Property is bound.
(h)No consents, approvals, orders, waivers from, authorizations of, or any filings with or notices to, any person or entity (including any governmental entity) are required for the execution and delivery of this Agreement by Seller. To the extent not already obtained by Seller, on or before the Closing, Seller will obtain any consents or waivers from any person or entity (including any governmental entity) that are required for the performance of the obligations hereunder by Seller or the lawful consummation of the transactions contemplated hereby.
5.1.2Pending Actions. Except as set forth on Schedule 5.1.2 attached hereto, there is no action, suit, arbitration, mediation, investigation, tax appeal, order, decree, unsatisfied order, judgment or other proceeding against Seller, the Company, either Subsidiary or the Property, which, if adversely determined, would materially interfere with the consummation by Seller of the transactions contemplated by this Agreement or Seller’s performance of any of its obligations under this Agreement to be performed after Closing or under any documents delivered by Seller to Purchaser at Closing or would materially adversely affect the ownership, use, condition or value of the Property. Seller has received no written notice of, and Seller has no knowledge of, any governmental investigation or proceeding pending (or threatened in writing) against Seller, the Company or either Subsidiary which, if adversely determined, would materially interfere with the consummation by Seller of the transactions contemplated by this Agreement or Seller’s performance of any of its obligations under this Agreement to be performed after Closing or under any documents delivered by Seller to Purchaser at Closing or would materially adversely affect the ownership, use, condition or value of the Company, either Subsidiary or the Property.

5.1.3[Intentionally Omitted.]
5.1.4No Violations; Compliance with Law; Insurance Policies. To Seller’s knowledge, neither Seller nor the Fee Owner has received any written notification from any governmental or public authority that the Property is in material violation of any applicable fire, health, building, use, occupancy, zoning or other laws, ordinances or codes which violation remains outstanding, or that there may be an investigation of any such condition at the Property, in each case except as set forth in the Due Diligence Information that were delivered to Purchaser as of the Effective Date. Seller has caused the Fee Owner to pay all premiums due and payable as of the date hereof with respect to any and all casualty, liability or other insurance maintained by Fee Owner.
5.1.5Special Assessments. Fee Owner has not received written notice of any contemplated special assessment affecting any portion of the Property.
5.1.6Condemnation. No condemnation or similar proceedings relating to any part of the Property or its access to or from public streets or utilities are pending or, to Seller’s knowledge, have been threatened in writing. To the Seller’s knowledge, the Fee Owner has not received any notice of a potential change to the zoning classification of the Property.
5.1.7Material Contracts and Due Diligence Information.
Except as disclosed on Exhibit H, there are no management, leasing, brokerage, supply, maintenance, construction, equipment, concession or service contracts (or amendments thereof) relating to the Property that are in effect as of the Effective Date and will remain in effect and binding upon the Company or either Subsidiary after Closing (the “Contracts Schedule”). Except as set forth on the Contracts Schedule, there are no material contracts, agreements, arrangements or contractual obligations relating to the operation or management of the Property to which the Company or either Subsidiary is a party and that would be binding on the Company, either Subsidiary or the Property after Closing. As used herein, “Contracts” means the contracts listed in Exhibit H and any matters of record that constitute contracts. The Company and the Subsidiaries and, to the knowledge of Seller, the other parties to such Contracts, have performed all of their obligations under each of the Contracts in all material respects. Seller has delivered true, correct and complete copies of the Contracts listed in Exhibit H to Purchaser. Except to the extent disclosed in the documents set forth on Exhibit H, no party to any of the Contracts has notified Seller or the Company or either Subsidiary in writing that it is asserting any existing claim or offset or other defense in respect of its obligations thereunder or exercised any termination rights with respect thereto. The execution and performance of this Agreement do not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time, or both) any Contract.
5.1.8Purchase Options. Neither the Company nor either Subsidiary nor Seller has granted any agreement presently in effect to sell the Property or any portion thereof or interest therein (other than this Agreement) nor, to Seller’s knowledge, does there exist any option agreement for the sale of the Property or any portion thereof or interest therein or right of first refusal with respect thereto.
5.1.9Tax Proceedings. Except as set forth on Schedule 5.1.9, the Fee Owner has not commenced any tax assessment protest or reduction proceedings with respect to the Land and Improvements.
5.1.10Personal Property. All of the Personal Property is owned by the Fee Owner free and clear of all Encumbrances, except for the Approved Title Conditions, Contracts listed on Exhibit H and indebtedness of the Fee Owner that will be discharged at Closing pursuant to this Agreement.
5.1.11Employees; Officers and Directors. Neither the Company nor either Subsidiary has, and since the date of each such entity’s formation it never has had, any employees, either at-will or pursuant to an employment contract with the Company or either Subsidiary. Neither the Company nor either of the Subsidiaries is, and since the date of each such entity’s formation it has not been, a party to any collective bargaining agreement, union agreement, employee retention agreement or any other agreement with respect to union employees which would be binding upon Purchaser or the Company or either Subsidiary after the Closing, nor is any such agreement presently being negotiated.
5.1.12Bankruptcy. (a) Neither Seller nor the Company nor either Subsidiary has filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Seller or the Company or either Subsidiary; (b) no general assignment of Seller’s or the Company’s or either Subsidiary’s property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Seller or the Company or either Subsidiary or any of their respective property and (c) neither Seller nor the Company nor either Subsidiary is insolvent and the consummation of the transactions contemplated by this Agreement shall not render Seller or the Company or either Subsidiary insolvent.
5.1.13No Leasing Brokers or Tenant Inducement Costs. No brokerage or leasing commission or other outstanding tenant inducement costs are now due or payable to any person, firm, corporation, or other entity with respect to or on account of any of the Property.
5.1.14Brokerage Commissions. Seller has not dealt with any real estate broker, sales person or finder in connection with this transaction. Seller agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder by, through or on account of any acts of Seller or its representatives, Seller will indemnify and hold Purchaser, the Company and the Subsidiaries free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith.
5.1.15Non-Foreign Person. Seller is not a “foreign person” within the meaning of Sections 1445, 1446 and 7701 of the Code (defined herein).

5.1.16Ongoing Work. To Seller’s knowledge, there are no claims for labor performed, materials furnished or services rendered in connection with constructing, improving or repairing any of the Property, as applicable, caused by or on behalf of Fee Owner and which remain unpaid beyond the date for which payment was due and in respect of which liens may or could be filed against any of the Property, as applicable, except for repairs, materials or services furnished in the ordinary course of business.
5.1.17Land Use. Fee Owner has not initiated or participated in any action for a change or modification in the current subdivision, site plan, zoning or other land use permits for the Property that remains outstanding as of the Effective Date.
5.1.18Leases. There are no Leases presently encumbering the Property.
5.1.19Equity Interests; Assets and Liabilities.
(a)Seller is the sole legal and beneficial owner of the Equity Interests. The Equity Interests have been duly authorized and validly issued, are fully paid and non-assessable and are free and clear of all Encumbrances, subject to the applicable Organizational Documents.
(b)Seller has the right, authority and power to sell, assign and transfer the Equity Interests to Purchaser. Upon the delivery to Purchaser of the Assignment Instrument at Closing, Purchaser shall acquire title to the Equity Interests free and clear of all encumbrances and security interests (other than as may have been granted by Purchaser). All of the Equity Interests were issued in a manner that is exempt from registration under applicable state and federal securities laws.
(c)Attached hereto as Schedule 5.1.19 is a true, correct and complete copy of the current organizational ownership structure of Fee Owner and of all of the direct and indirect ownership interests therein (other than ownership interests in Seller and in Jack London Square (Oakland) Co-Investor Intermediary, LLC). Except for the Subsidiaries, the Company does not directly or indirectly own any interest in any other entity.
(d)The Fee Owner has incurred no debt that remains outstanding other than (i) those that are being prorated in accordance with the terms of this Agreement and (ii) those that will be paid off at Closing. The Company and Holdings Venture have not incurred any debt that remains outstanding.
(e)Seller has the right to receive its share of the distributions and profits from the Company (as provided in the Company’s operating agreement), the Company has the right to receive 100% of the distributions and profits from Holdings Venture (as provided in Holdings Ventures’ operating agreement), and Holdings Venture has the right to receive 100% of the distributions and profits from Fee Owner (as provided in Fee Owner’s operating agreement), in each case free and clear of all Encumbrances. There are no outstanding obligations, options, warrants, convertible securities, stock appreciation, phantom stock, profit participation or similar rights, convertible or exchangeable securities, subscriptions, stock appreciation rights or call rights or other rights, agreements, arrangements or commitments of any kind (including pursuant to any debt instruments) relating to the Equity Interests or the ownership interests of Holdings

Venture or the Fee Owner, or obligating the Company, Holdings Venture or the Fee Owner to issue, deliver or sell any equity interest in the Company, Holdings Venture or the Fee Owner, as applicable. There are no outstanding contractual obligations of the Company to dispose of, repurchase, redeem or otherwise acquire any of the Equity Interests or the ownership interests of Holdings Venture or the Fee Owner. No person or entity has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of any shares of capital stock or other equity interest of the Company, Holdings Venture or the Fee Owner. Neither the Equity Interests, nor the ownership interests of Holdings Venture or the Fee Owner, are certificated.
(f)The Fee Owner has no material assets other than its ownership of the Property. The Fee Owner has never engaged in any business other than the ownership, leasing, maintenance and operation of the Property. The Fee Owner has no subsidiaries and does not own or control, and has never owned or controlled, any interest in any other business, corporation, joint venture, partnership, limited liability company or proprietorship. Holdings Venture has no material assets other than its ownership of Fee Owner. The Company has no material assets other that its ownership of Holdings Venture.
(g)True and complete copies of the unaudited consolidated financial statements for the year ended December 31, 2021 for the Fee Owner, and copies of the Fee Owner’s unaudited consolidated balance sheet and related consolidated statement of income for the nine months ended September 30, 2022, have been delivered to Purchaser (collectively, the “Financial Statements”). The consolidated balance sheet of the Fee Owner as of September 30, 2022 is referred to in this Agreement as the “Latest Balance Sheet.” Such Financial Statements (i) have been prepared based on the books and records of the Fee Owner (except as may be indicated in the notes thereto), (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly reflect, in each case, in all material respects, the assets, liabilities and results of operations of the Fee Owner as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein. Except for liabilities and obligations (A) arising under the Contracts, the Approved Title Conditions and any other agreements known to Purchaser (as Purchaser’s knowledge is defined in Section 5.2(b) below) or otherwise disclosed under Schedule 5.1.2 or Schedule 5.1.9, (B) incurred by the Company or the Subsidiaries in the ordinary course of business after the date of the Financial Statements or the Latest Balance Sheet, (C) liabilities incurred by the Company and the Subsidiaries in the ordinary course of business that are not required to be set forth in the most recent financial statements under generally accepted accounting principles (GAAP), (D) that are prorated in accordance with the terms of this Agreement, or (E) that will be satisfied on or prior to Closing, there are no material liabilities or obligations of the Company or the Subsidiaries of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities or obligations (x) reflected on the Financial Statements or the Latest Balance Sheet, or (y) contemplated by or under this Agreement or incurred in connection with the transactions contemplated or permitted hereunder in compliance with the terms of this Agreement.

(h)Neither Seller nor the Company nor either Subsidiary is now, nor shall it be at any time prior to or at the Closing, an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or other agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) with whom a United States citizen or entity organized under the laws of the United States or any of its territories (collectively, “U.S. Person”) is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Specially Designated Nationals and Blocked Persons) or otherwise. Neither Seller nor, to Seller’s knowledge, any Person who owns an interest in Seller (other than the owner of publicly traded shares) (collectively, a “Seller Patriot Party”) is now nor shall be at any time prior to or at the Closing a Person with whom a U.S. Person, including a financial institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise. To Seller’s knowledge, any payments and/or proceeds received by Seller under the terms of this Agreement will not be used to fund any operations in, finance any investments or activities in or make any payments to, any country, or to make any payments to any person, targeted by any of such sanctions.
(i)Neither Seller or any Seller Patriot Party, nor any Person for whom Seller is acting as agent or nominee, nor any Person providing funds to Seller: (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws (defined below) or any violation of any other laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a Financial Institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations, including, without limitation, the Patriot Act (defined below); (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws; (iv) is a person or entity that resides or has a place of business in a country or territory which is designated as a Non-Cooperative Country or Territory by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (v) is a “Foreign Shell Bank” within the meaning of the Patriot Act (i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision); (vi) is a person or entity that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns; (vii) is an entity that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns; or (viii) is a person or entity that otherwise appears on any United States government-provided list of known or suspected terrorists or terrorist organizations. “Anti-Money Laundering Laws” shall mean, collectively, the USA PATRIOT Act of 2001, Pub. L No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.
5.1.20Tax-Related Matters.
(a)All Tax Returns (defined below) which are or will be required to be filed by or on behalf of the Company and the Subsidiaries on or before the Closing Date (taking into account any validly and duly obtained extensions of time within in which to file) have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete in all material respects.
(b)All Taxes (defined below) imposed on the Company and the Subsidiaries which are due and owing (whether or not shown or required to be shown on any Tax Return) on or before the Closing Date have been or will be timely paid prior to the Closing Date.
(c)There are no liens on any of the assets of the Company or the Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due. Other than taxes subject to proration pursuant to Section 4.4 hereof, Purchaser shall have no liability or obligation following the Closing for taxes of Seller or for taxes arising from, imposed on or with respect to the Property to the extent incurred or attributable to any period (or portion thereof) ending on or prior to the Closing Date.
(d)Except as set forth in Schedule 5.1.20, there are no pending or, to the knowledge of Seller, threatened audits, assessments or claims from a governmental entity or tax authority for deficiencies of Taxes against the Company, the Subsidiaries or any of their respective assets, operations or activities. Except as set forth in Schedule 5.1.20, no claim has been made by a governmental entity in a jurisdiction where the Company or the Subsidiaries do not file Tax Returns that the Company or either Subsidiary is or may be subject to taxation in that jurisdiction and all deficiencies for Taxes asserted or assessed against the Company and the Subsidiaries have been fully and timely paid or settled. Neither Seller nor the Company nor the Subsidiaries have requested or granted any waiver of any statute of limitation with respect to, or any extension of a period for, the assessment of any material amount of taxes.
(e)Neither the Company nor the Subsidiaries have any employees nor has the Company or either of its Subsidiaries ever had any employees (either at-will or pursuant to an employment contract) or sponsored or maintained any Employee Benefit Plan. “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including “multiemployer plans” defined in Section 3(37) of ERISA, and any stock purchase, stock option, severance, employment, consulting, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future), under which (i) any current or former employee, officer, director or consultant of the Company, its affiliates or any member of its Controlled Group (defined as any organization which is a member of controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code) has a present or future right to benefits and which are contributed to, sponsored by or maintained by the Company, its affiliates or any member of its Controlled Group or (ii) the Company or either of the Subsidiaries has had or has any present or future liability.
5.1.21Certain Definitions. For purposes of this Agreement: (i) “Code” means the Internal Revenue Code of 1986 and “Treasury Regulations” means the Treasury regulations promulgated under the Code; (ii) “Tax” or “Taxes” means (A) all federal, state, provincial, territorial, local, foreign and other taxes, fees, levies, assessments, or governmental charges of any kind whatsoever in the nature of a tax, including, without limitation, income, capital, franchise, capital stock, net worth, excise, license, property, sales, use, service, service use, leasing, leasing use, goods and services, gross receipts, value added, single business, alternative or add-on minimum, occupation, real and personal property, stamp, workers’ compensation, severance, profits, windfall profits, customs, duties, disability, registration, estimated, environmental, escheat, transfer, payroll, withholding, employment, unemployment, retirement, social security taxes or premiums, or other taxes of the same or similar nature, together with any interest, penalties or additions thereof or with respect thereto and estimated payments thereof, whether disputed or not, (B) all liability for the payment of any items described in clause (A) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group) and (C) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (A) or (B) above; and (iii) “Tax Return” or “Tax Returns” includes all returns, reports, information reports or returns, forms (including, without limitation, Form 1099-DIV), declarations, questionnaires, claims for refund, statements, elections, disclosures, estimates and other documents (including any amendments thereof and including any schedule or attachment thereto) in connection with Taxes that are required to be filed with or are otherwise provided to a governmental entity or other tax authority, or sent or provided to another party under applicable law. All citations of the Code or to the Treasury Regulations promulgated thereunder will include any amendments or successor provisions thereto. As used in this Agreement, “Leases” means all leases, subleases, license agreements, parking agreements, occupancy agreements and any other agreements for the use, possession or occupancy of any part of the Land or Improvements, together with any and all amendments, modifications and/or supplements thereto and guaranties thereof.

5.1.22Environmental Reports. The environmental reports listed on Schedule 5.1.22 are the only environmental reports in Seller’s possession or control.
5.2Knowledge Defined.
(a)References to the “knowledge” of Seller (or words of similar import) shall refer only to the actual knowledge of the Seller Designated Individual (defined below) each of whom is affiliated with Seller, and shall not be construed, by imputation or otherwise, to refer to any other knowledge of Seller, any affiliate of Seller, to any property manager, or any other officer, agent, manager, representative or employee of Seller or any affiliate thereof or to impose upon such Seller Designated Individual any duty to inquire or investigate the matter to which such actual knowledge, or the absence thereof, pertains. Purchaser acknowledges that the Seller Designated Individual named herein is named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from the Seller Designated Individual to Purchaser. As used herein, the term “Seller Designated Individual” shall refer to Jason Schreiber.
(b)References to the “knowledge” of Purchaser (or words of similar import) shall refer only to the actual knowledge of the Purchaser Designated Individuals (defined below) each of whom is affiliated with Purchaser, and shall not be construed, by imputation or otherwise, to refer to any other knowledge of Purchaser, any affiliate of Purchaser, to any property manager, or any other officer, agent, manager, representative or employee of Purchaser or any affiliate thereof or to impose upon such Purchaser Designated Individuals any duty to inquire or investigate the matter to which such actual knowledge, or the absence thereof, pertains. Seller acknowledges that the Purchaser Designated Individuals named herein are named solely for the purpose of defining and narrowing the scope of Purchaser’s knowledge and not for the purpose of imposing any liability on or creating any duties running from the Purchaser Designated Individuals to Seller. As used herein, the term “Purchaser Designated Individuals” shall refer to David Thompson.
5.3Limitations Regarding Seller’s Representations and Warranties.
5.3.1The representations and warranties of Seller set forth in Section 5.1 hereof shall survive Closing for a period of nine (9) months (the “Survival Period”).
5.3.2Notwithstanding any other provision of this Agreement or any document delivered in connection herewith, no claim for a breach of any representation or warranty of Seller shall be actionable or payable (i) if the breach in question results from or is based on a condition, state of facts or other matter of which Purchaser had actual knowledge prior to Closing, (ii) unless the valid claims for all such breaches (including, without limitation, all attorneys’ fees and court costs) collectively aggregate more than $5,000 (the “Deductible”), in which event only the amount in excess of the Deductible shall be actionable or (iii) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of the applicable Survival Period and an action shall have been commenced by Purchaser against Seller within thirty (30) days after the expiration of the applicable Survival

Period. Notwithstanding anything herein to the contrary, but subject to Section 6.2, in no event shall Seller’s aggregate liability to Purchaser under this Agreement, including, without limitation, liability for breach of any representation or warranty of Seller in this Agreement, exceed 3% of the Purchase Price (the “Cap”). For purposes hereof, Purchaser shall be deemed to have actual knowledge of all matters disclosed: (a) by the Due Diligence Information (it being agreed that Purchaser shall be deemed to have actual knowledge of any document/certificate/report/information emailed to it as of the date sent, or uploaded to the Datasite as of the date of its upload); (b) by any inspections or investigations conducted by Purchaser or its Representatives; (c) in the Fee Owner’s existing title insurance policy, any existing survey of the Property and any title commitment ordered by Purchase; (d) in this Agreement; or (e) in any documents delivered pursuant to the terms hereof at Closing, including the Rent Roll.
5.3.3Each of CIM Fund VIII, L.P. and CIM Fund VIII (Parellel-1), L.P., each a Delaware limited partnership and indirect owners of Seller (each, a “Guarantor” and collectively, “Guarantors”), is executing this Agreement for the purpose of agreeing to be jointly and severally liable with Seller for any breach of Seller’s representations and warranties set forth in Section 5.1 above, subject to the time and amount limitations provided in this Section 5.3. For the avoidance of doubt, Purchaser expressly understands, acknowledges and agrees that the total joint and several liability of Seller and Guarantors pursuant to this Section 5.3 (together with any other joint and several liability of Seller and Guarantors limited by the Cap in this Agreement) (collectively, the “Cap Liability Provisions”) shall not exceed the Cap, and Purchaser shall not be entitled to obtain payment from Seller and/or Guarantors pursuant to the Cap Liability Provisions in a total amount that is greater than the Cap.
5.3.4The provisions of this Section 5.3 shall survive the Closing.
5.4Distributions Prior to the Closing. Purchaser and Seller hereby acknowledge and agree that they intend for the Company to declare and pay in cash all available distributions to Seller prior to or as of the Closing Date.
5.5Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller:
5.5.1ERISA. Purchaser is not acquiring the Equity Interests with the assets of any Employee Benefit Plan.
5.5.2Authority. Purchaser has the full right, power and authority to enter into this Agreement, to purchase the Equity Interests as provided in this Agreement and to carry out Purchaser’s obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into all documents to be delivered by Purchaser to Seller at Closing and to carry out its obligations thereunder have been, or by the Closing will have been, taken. The person(s) signing this Agreement and all documents delivered by Purchaser to Seller at Closing on behalf of Purchaser are duly authorized to do so.

5.5.3Pending Actions. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transactions contemplated by this Agreement or Purchaser’s performance of any of its obligations under this Agreement to be performed after Closing or any under any documents delivered by Purchaser to Seller at Closing.
5.5.4Patriot Act Compliance.
(a)Purchaser is not now nor shall it be at any time prior to or at the Closing a Person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC (including those executive orders and lists published by OFAC with respect to persons or entities that have been designated by executive order or by the sanction regulations of OFAC as Specially Designated Nationals and Blocked Persons) or otherwise. Neither Purchaser nor any Person who owns an interest in Purchaser (other than the owner of publicly traded shares) (collectively, a “Purchaser Party”) is now nor shall be at any time prior to or at the Closing a Person with whom a U.S. Person, including a financial institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.
(b)Neither Purchaser or any Purchaser Party, nor any Person providing funds to Purchaser: (A) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of Anti-Money Laundering Laws; (B) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (C) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.
(c)Purchaser is in compliance with any and all applicable provisions of the Patriot Act.
5.5.5Further Consents. No consents or approvals of any governmental entity and no consents or waivers from any other person or entity are required for the execution and delivery of this Agreement by Purchaser, the performance of the obligations hereunder by Purchaser or the lawful consummation of the transactions contemplated hereby.
5.5.6Securities Laws and Related Matters.
(a)Purchaser is aware of the risks involved in purchasing the Equity Interests. Purchaser is knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer imposed by the federal securities Laws and as described in this Agreement and related materials about or pertaining to the Equity Interests. Purchaser has received the related materials, including the Organizational Documents, has reviewed all documents and has had an opportunity to ask questions of, and to receive answers from, Seller or a person or persons authorized to act on its behalf, concerning the terms and conditions of an investment in the Equity Interests and the financial condition, affairs, and business of the Company and the Subsidiaries (other than Non-Disclosure Materials).
(b)Purchaser understands that the offer and sale of Equity Interests have not been registered under the Securities Act of 1933 (as amended, and the rules and regulations promulgated thereunder, the “Securities Act”) or any state securities Laws and are instead being offered and sold in reliance on an exemption from such registration requirements and that Seller’s reliance on such exemption is predicated in part on the accuracy and completeness of the representations and warranties of Purchaser contained herein. The Equity Interests are being acquired by Purchaser solely for its own account, for investment purposes, and are not being acquired with a view to, or for offer or sale in connection with, any distribution, subdivision, or fractionalization of the Equity Interests, in violation of such Laws, and Purchaser does not have any present intention to enter into any contract, undertaking, agreement, or arrangement with respect to any such offer or sale.
(c)Purchaser is able to bear the economic risk of holding the Equity Interests for an indefinite period and is able to afford the complete loss of its investment in the Equity Interests. Purchaser acknowledges that it is has been advised that the Equity Interests are “restricted securities” (unless registered in accordance with applicable U.S. federal securities Laws) under applicable federal securities Laws and may be disposed of only pursuant to an effective registration statement or an exemption from the registration requirements of the federal securities Laws.
(d)Purchaser understands that no federal agency (including the Securities Exchange Commission) or state agency has made or will make any finding or determination as to the fairness of an investment in the Equity Interests (including as to the value of the consideration payable by Purchaser for the Equity Interests provided for herein).
(e)Purchaser understands that there is no established public, private or other market for the Equity Interests and it is not anticipated that there will be any public, private or other market for the Equity Interests.
(f)Purchaser understands that Rule 144 promulgated under the Securities Act is not available with respect to the sale of the Equity Interests.
(g)Purchaser is an “accredited investor”, as that term is defined in Rule 501 of Regulation D under the Securities Act, and has previously provided Seller with a duly executed questionnaire confirming Purchaser’s accredited investor status. No event or circumstance has occurred since delivery of such questionnaire to make the statements therein false or misleading.

5.5.7Brokerage Commissions. Purchaser has not dealt with any real estate broker, sales person or finder in connection with this transaction. Purchaser agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder by, through or on account of any acts of Purchaser or its Representatives, Purchaser will indemnify and hold Seller free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith.
5.6Survival of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5.5 shall survive Closing for the applicable statute of limitations.
5.7Covenants of Purchaser. Purchaser hereby covenants with Seller as follows:
(a)Without limiting Seller’s obligations or liability under any express representations or warranties contained in this Agreement, Purchaser hereby waives any claim against Seller arising from the presence of Hazardous Materials on the Property (other than claims with respect to any breach by Seller of the express provisions of this Agreement). As used herein, the term “Hazardous Materials” shall mean: (i) any chemical or other substance, product or material which is defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “pollutant,” “contaminant,” or “toxic,” “infectious,” “radioactive,” “carcinogenic,” or “mutagenic” material under any Environmental Law (as defined below), or (ii) asbestos and gasoline and other petroleum products (including crude oil or any fraction thereof). “Environmental Law” shall mean any law, regulation, rule, order, or other authority of any governmental or quasi-governmental authority or administrative agency with jurisdiction over the Property regarding the protection of human health or the environment, including, but not limited to, the following federal laws and their amendments, analogous state and local laws, and any regulations promulgated thereunder: the Clean Air Act, the Clean Water Act, the Oil Pollution Control Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1986, the Emergency Planning and Community Right to Know Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Toxic Substances Control Act.
(b)Following Closing, Purchaser shall promptly notify Seller in writing upon receipt by the Company or either Subsidiary of any written notice of any Tax audits, assessments or administrative or court proceedings with regard to Taxes of the Company or either Subsidiary which relate in whole or in part to periods prior to Closing. Following Closing, Purchaser shall have sole control of any such Tax audits or administrative or court proceedings (including any such audits or administrative or court proceedings that relate in whole or in part to periods prior to Closing); provided that, Purchaser (and the Company and the Subsidiaries) shall keep Seller fully informed of all developments and shall not settle any such audit or administrative or court proceedings in a manner that results in liability to Seller hereunder or otherwise without obtaining the prior written consent of Seller.
(c)This Section 5.7 shall survive Closing.

5.8Bank Accounts. Purchaser acknowledges and agrees that any amounts held in any bank account maintained by the Company or either Subsidiary prior to Closing shall remain in such account and Seller shall be entitled to a credit to the Purchase Price in respect thereof.
5.9Preservation of Rights of Resigning Officers and Directors. Purchaser acknowledges and agrees that the directors and officers of the Company and the Subsidiaries appointed by Seller shall, notwithstanding any removal of such individuals from such capacities following the Closing, retain their rights under any insurance policy maintained by the Company or a Subsidiary prior to Closing with respect to its employees, managers and officers in connection with any acts or omissions occurring prior to the Closing Date.
ARTICLE VI

DEFAULT
6.1Post-Closing. After the Closing, in the event of any breach of any of the covenants, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by the parties which expressly survives the Closing (each, a “Post-Closing Default”), each party shall have all remedies existing under applicable law with respect to such Post-Closing Default; subject, however, in all events to the waivers and other limitations set forth in Sections 5.3 above and in Section 9.23 below. Further, if a Post-Closing Default is curable, prior to a party’s exercise of any right or remedy as a result thereof, such party shall first deliver written notice to the other and give the other ten (10) days thereafter in which to cure said Post-Closing Default.
6.2Attorneys’ Fees. If any party hereto employs an attorney for the purpose of enforcing or construing this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other party or parties thereto reimbursement for all reasonable attorneys’ fees and all costs, whether incurred at the trial or appellate level, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees and the cost of any bonds, whether taxable or not, and such reimbursement shall be included in any judgment, decree or final order issued in that proceeding. The “prevailing party” means the party in whose favor a judgment, decree, or final order is rendered. A party’s rights and remedies under this Section 6.2 shall not limit and shall, in any event, be in addition to its rights and remedies under any other provision of this Agreement.
ARTICLE VII

INTENTIONALLY OMITTED

ARTICLE VIII

DISCLAIMERS AND WAIVERS
8.1No Reliance on Documents. Except as expressly stated in (a) Section 5.1, (b) any representation or warranty of Seller expressly set forth in this Agreement or (c) any other document executed and delivered by Seller to Purchaser in connection with the transaction contemplated hereby, but subject in all such events to the limitations of qualifications of Section 5.3 (collectively, the “Seller Undertakings”), Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by or on behalf of Seller to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by or on behalf of Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser except as otherwise provided herein or in the Seller Closing Documents.
8.2DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS:
IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE EQUITY INTERESTS OR THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT, PATENT, PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF ANY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE EQUITY INTERESTS, THE COMPANY, THE SUBSIDIARIES OR THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE EQUITY INTERESTS AND THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR THE CLOSING DOCUMENTS. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE EQUITY INTERESTS OR THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE EQUITY INTERESTS AND/OR PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN,

DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE EQUITY INTERESTS AND PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, SUBJECT TO THE CLOSING DOCUMENTS, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND ALL OTHER SELLER PARTIES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS). SUBJECT TO THE PRECEDING SENTENCE, PURCHASER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS MATERIALS OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, PURCHASER HEREBY WAIVES ANY RIGHT TO PURSUE ANY ACTION AGAINST SELLER WITH RESPECT TO SUCH CLEAN-UP, REMOVAL OR REMEDIATION.
By initialing below, Purchaser acknowledges that (a) this Section 8.2 has been read and fully understood, (b) Purchaser has had the chance to ask questions of its counsel about its meaning and significance, and (c) Purchaser has accepted and agreed to the terms set forth in this Section 8.2.
________________    _______________
Buyer’s Initials    Seller’s Initials

8.3Effect and Survival of Disclaimers. Seller and Purchaser acknowledge that the provisions of this Article VIII are a material part of the bargained for consideration for this Agreement and shall survive Closing.
8.4Indemnity.
8.4.1Seller Indemnity. Seller shall defend, indemnify, protect, and hold Purchaser and its shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing (collectively, “Purchaser Indemnitees”), harmless from and against any claims, demands, costs, causes of action, expenses, damages, liability, or losses incurred or sustained by such indemnitee with respect to any Taxes (other than Taxes that are addressed in Section 4.4) in respect of the Company and the Subsidiaries that are attributable to the period prior to the Closing Date. For the avoidance of doubt, neither the Deductible nor the Cap shall apply to this Section 8.4.
8.4.2Purchaser Indemnity. Purchaser shall defend, indemnify, protect, and hold each of the entities comprising Seller and its shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing (collectively, the “Seller Parties”), harmless from and against any claims, demands, costs, causes of action, expenses, damages, liability, or losses incurred or sustained by such indemnitee arising from any Taxes (other than Taxes addressed in Section 4.4) in respect of the Company and the Subsidiaries that are attributable to the period after the Closing Date.
8.4.3This Section 8.4 shall survive the Closing.
ARTICLE IX

MISCELLANEOUS
9.1Confidentiality. Purchaser and its representatives shall hold in confidence all non-public data and information obtained with respect to Seller, the Company, the Subsidiaries or their business (collectively, the “Seller Confidential Information”), whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that Purchaser may disclose such data and information (i) to the employees, prospective and current lenders, prospective and current investors, shareholders, consultants, accountants and attorneys of Purchaser (collectively, “Representatives”), provided that (a) such Representatives are directed to treat such data and information as confidential and (b) Purchaser shall be liable for any breaches by such Representatives of the provisions of this Section 9.1, (ii) to any applicable governmental or quasi-governmental authority as may be required by applicable law or by the regulations, rules and policies of any applicable regulatory body or stock exchange, or (iii) in connection with any legal proceedings where such data and information are required to be disclosed, but only to the extent required, by court order, or pursuant to applicable law, regulation or self-regulatory organization rules, provided that in the case of (ii) or (iii), Purchaser gives Seller prior written notice (to the extent lawful) so that Seller may have a reasonable opportunity to obtain a protective order or other form of protection against disclosure. In the event of a breach or threatened breach by Purchaser or its Representatives of this Section 9.1, Seller shall be entitled to seek an injunction restraining Purchaser or its Representatives from disclosing, in whole or in part, any non-public data or information about Seller or its business, without the necessity of posting any bond. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach. Notwithstanding anything in this Agreement to the contrary, Seller acknowledges that the business of Purchaser includes the analysis of, and investment in, securities, instruments, businesses and assets and the review of the Seller Confidential Information provided in connection with the transactions contemplated hereunder may serve to give Purchaser a deeper overall knowledge and understanding in a way that cannot be separated from Purchaser’s other knowledge. Accordingly, and without in any way limiting Purchaser’s obligations under this Agreement, Seller agrees that this Agreement shall not restrict the use of such overall knowledge and understanding for Purchaser’s own internal purposes, including the purchase, sale, consideration of, and decisions related to other investments. The provisions of this Section 9.1 shall survive Closing or the earlier termination of this Agreement.
9.2Public Disclosure. Any press release or other public announcement to the public by either party of information with respect to the sale contemplated herein or any matters set forth in this Agreement (including the existence of this Agreement or the identity of the direct or indirect owners of Purchaser) shall be subject to the reasonable approval of Purchaser and the Seller, respectively, both as to timing and content, and in no event shall any release be made prior to the Closing.
9.3Discharge of Obligations. The acceptance of the Assignment Instrument by Purchaser shall be deemed to be a full performance and discharge of every obligation on the part of Seller to be performed prior to Closing pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.
9.4Tax Treatment/Allocation. All Tax Returns that relate to a period prior to the Closing Date, which are or will be required to be filed by or on behalf of the Company after the Closing Date, shall be prepared and filed by Purchaser in a manner consistent with past practices unless otherwise required by applicable law and shall be submitted to Seller not later than 15 days prior to the due date (including extensions) for filing of such Tax Returns. Seller shall have the right to review such Tax Returns and upon reasonable written request, Seller shall have the right to access any other information of or controlled by Purchaser relating to such Tax Returns that reasonably is necessary for Seller to perform such review. If Seller, within 10 days after delivery of any such Tax Return, notifies Purchaser that it objects to any item in such Tax Return and sets forth the reasonable basis of such objections in writing, the parties shall attempt in good faith to resolve the dispute and, if they are unable to do so, any disputed item shall be resolved (within a reasonable time, taking into account the deadline for filing such Return) by a nationally recognized independent accounting firm acceptable to both Purchaser and Seller. Upon resolution of all disputed items, the relevant Tax Return shall be filed on that basis and will be binding upon both parties. The costs, fees and expenses of the accounting firm shall be borne equally by Purchaser and Seller. Other than with respect to certain Real Estate Taxes the payment and proration of is governed exclusively under Section 4.4.4, Purchaser shall pay the full amount shown as due on such Tax Returns, and Seller shall promptly reimburse Purchaser for any amounts paid by Purchaser that are attributable solely to a period (or portion thereof) ending on or prior to the Closing Date.
9.5Notices. Any notice pursuant to this Agreement shall be given in writing by (i) personal delivery, or (ii) reputable overnight delivery service with proof of delivery, or (iii) by a PDF or similar attachment to an email sent to the intended addressee at the address set forth below or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of email transmission, as of the date of the email transmission (provided that the same is transmitted on or before 6:00 p.m. (Pacific time) and in the event that such transmission is after such time it shall be deemed given on the succeeding business day). Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:
If to Seller:    c/o CIM Group, LLC
4700 Wilshire Blvd.
Los Angeles, California 90010
Attention: Jason Schreiber
Email: jschreiber@cimgroup.com
With a copy to:    Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention: Harris B. Freidus, Esq.
Email: hfreidus@paulweiss.com
If to Purchaser:    c/o Creative Media & Community Trust Corporation
17950 Preston Rd., # 600
Dallas, Texas 75252
Attention: David Thompson & Steve Altebrando
Email: shareholders@vreativemediacommunity.com
With a copy to:    Fragner Seifert Pace & Mintz, LLP
800 S. Figueroa Street, Suite 680
Los Angeles, CA 90017
Attention: Matthew Fragner
E- Mail: mfragner@fspmlaw.com

Any counsel designated above or any replacement counsel which may be designated respectively by either party or such counsel by written notice to the other party is hereby authorized to give notices hereunder on behalf of its respective client.

9.6Binding Effect. This Agreement shall not be binding in any way upon Seller unless and until Seller shall execute and deliver the same to Purchaser.
9.7Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.
9.8Time of the Essence; Calculation of Time Periods. Time is of the essence with respect to each and every provision of this Agreement. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Land and Improvements are located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5:00 p.m., Eastern time. The term “business day” as used herein shall mean any day that federal banks are open for business within the City of Los Angeles, California, other than Saturdays, Sundays and legal holidays.
9.9Entire Agreement. This Agreement, including the Exhibits and Schedules, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.
9.10Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this Section 9.10 shall survive Closing.
9.11Counterparts/Facsimile Execution. This Agreement may be executed in counterparts, and all such executed counterparts taken together shall constitute one and the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement. A counterpart of this Agreement transmitted by electronic means (including so-called PDF) or facsimile will, if it is executed, be deemed in all respects to be an original document, and any signature on that document shall be deemed to be an original signature with the same binding legal effect as an original executed counterpart of this Agreement.
9.12Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.
9.13Applicable Law. This Agreement and any claim or dispute arising hereunder shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law thereunder.

9.14No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.
9.15Exhibits and Schedules. The schedules and exhibits attached hereto shall be deemed to be an integral part of this Agreement.
9.16Captions; Certain Words and Phrases. The article, section and exhibit headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any portion of this Agreement. Words such as “herein”, “hereof”, “hereunder”, “hereinafter” and the like refer to the entirety of this Agreement and not the portion in which such words appear. The singular shall denote the plural, and vice versa, unless the context otherwise requires. The word “including” shall be construed to mean “including but not limited to.”
9.17Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
9.18Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for the Surviving Obligations.
9.19Survival. The provisions of this Article IX and any other provisions of this Agreement which by their terms are intended to be performed or be applicable after Closing shall survive Closing or any termination of this Agreement prior thereto (subject to any express limitations contained herein, including Section 5.3). The foregoing is in addition to and not in exclusion of any survival provisions elsewhere set forth in this Agreement.
9.20No Recordation. Neither this Agreement nor any memorandum of the terms hereof shall be recorded or otherwise placed of public record and any breach of this covenant by a party shall be a default for which the other party may pursue its rights and remedies under Article VI.
9.21Limited Liability. Subject to Section 5.3.3 of this Agreement, Purchaser’s recourse for any breach and default hereunder or any document delivered hereunder by Seller shall be limited solely to the Equity Interests and Purchaser shall have no recourse against any other properties or assets of Seller or any of the other Seller Parties provided that following the Closing, but subject to the limitations set forth in Section 5.3 and elsewhere in this Agreement, recourse may be had by Purchaser against Seller’s interest in the proceeds of the sale, assignment and transfer of the Equity Interests pursuant to this Agreement or to any insurance proceeds received by Seller relating to the Property to the extent that Seller may be liable to Purchaser for such breach or default pursuant to the express provisions of this Agreement.

9.22Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THEY HAVE RETAINED COUNSEL OF THEIR OWN CHOOSING AND SUCH COUNSEL HAS FULLY EXPLAINED THE CONTENT AND LEGAL EFFECT OF THIS SECTION.
9.23Waiver of Consequential, Special and Punitive Damages. Each party hereby forever waives and releases, and covenants not to seek or retain, any claims for consequential, special or punitive damages as against the other party (except to the extent that such damages are payable by the party to be indemnified to a third party). The parties expressly agree that any (i) tax liabilities, fines, penalties, interest and the like arising out of any breach by Purchaser of its obligations under Section 5.7 or Section 8.4.2 above, and/or (ii) contractual liabilities, fines, penalties, interest and the like payable to a third party as a result of a Post-Closing Default, shall not be subject to the limitations set forth in this Section or any similar limitation set forth in this Agreement. For the avoidance of ambiguity, the waivers contained in this Section 9.23 shall not be construed to preclude either party from seeking specific performance or other equitable relief with respect to any Post-Closing Default.
9.24Counsel. Seller has been represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP (“PW”) in this transaction, and Purchaser has been represented by Fragner Seifert Pace & Mintz LLP (“FSPM”). Each of Purchaser and Seller acknowledge that (i) both PW and FSPM have represented and do represent the other party and affiliates of the other party, which presents a conflict of interest, and (ii) FSPM has represented PW in matters for various matters as local counsel, and each of Seller and Purchaser waive such conflicts of interest. In addition, each of Seller and Purchaser consents to PW and FSPM representing Seller and/or Purchaser and their respective affiliates in the future.

[signatures on next page]

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the Effective Date.
SELLER:
466 WATER STREET (OAKLAND) HOLDINGS, LLC, a Delaware limited liability company,
By:     /s/ Jordan Dembo
Name: Jordan Dembo
Title: Vice President & Secretary

For purposes of Section 5.3.3 only:

GUARANTORS:
CIM FUND VIII, L.P.,
a Delaware limited partnership

By:    CIM Fund VIII GP, LLC,
    a California limited liability company,
    its general partner

    By:     /s/ Jordan Dembo
     Name: Jordan Dembo
     Title: Vice President & Secretary

CIM FUND VIII (PARALLEL-1), L.P.,
a Delaware limited partnership

By:    CIM Fund VIII (Parallel-1) GP, LLC,
    a California limited liability company,
    its general partner

    By:     /s/ Jordan Dembo
     Name: Jordan Dembo
     Title: Vice President & Secretary

[Equity Interests Purchase and Sale Agreement]

PURCHASER:
PARCEL D 466 WATER STREET (OAKLAND) OWNER, LLC,
a Delaware limited liability company,
By:      /s/ David Thompson
Name:    David Thompson
Title:    Vice President & Chief Financial Officer

[Equity Interests Purchase and Sale Agreement]